STOCK PURCHASE AGREEMENT

by and among

USHIFU, LLC,

FS ACQUISITION COMPANY,

and

CERTAIN STOCKHOLDERS OF FOCUS SURGERY, INC.

dated as of

March 3, 2008

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of March, 2008, by and among (1) USHIFU, LLC, a Delaware limited liability company (“USHIFU”), (2) FS ACQUISITION COMPANY, a Delaware corporation (“Purchaser”), and (3) each stockholder of the Company (other than USHIFU) whose signature appears on a signature page hereto (each a “Signing Stockholder”). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article VII.

WHEREAS, the Stockholders own all of the issued and outstanding shares of capital stock other than the shares of capital stock owned by USHIFU (such shares owned by the Stockholders referred to herein as the “Shares”) of Focus Surgery, Inc., a Delaware corporation (the “Company”); and

WHEREAS, upon the terms and subject to the conditions set forth herein, Purchaser desires to acquire from the Signing Stockholders, and the Signing Stockholders desire to sell to Purchaser, all of the Shares as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE PURCHASE AND SALE

Section 1.1 The Purchase.

Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date, (i) each Signing Stockholder shall sell to Purchaser the Shares held by such Signing Stockholder, free and clear of all Encumbrances (other than as set forth in the Stockholders’ Agreement) and (ii) Purchaser shall purchase and accept delivery of such Shares from the Signing Stockholders and deliver to each of them the applicable portion of the Purchase Price for their Shares.

Section 1.2 Purchase Price.

(a) At Closing, Purchaser shall pay to each Signing Stockholder the consideration shown on Section 1.2 of the Disclosure Schedule for the Shares held by such Signing Stockholder. Such payments shall be made at Closing by wire transfer in immediately available U.S. funds to such account as designated by such Signing Stockholder at least 3 Business Days prior to the Closing.

(b) At Closing Purchaser shall pay to the Company, for payment to each Optionholder in exchange for the cancellation of all Options held by such Optionholder, an aggregate amount of $50.00 (such payment, the “Option Cancellation Payment”). Such Option Cancellation Payment, less all applicable payroll and withholding taxes, shall be paid through the Company’s normal payroll system or by check.

Section 1.3 The Closing.

The closing of the Transactions (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC in Charlotte, NC at 10:00 a.m. EST, three Business Days following the satisfaction and/or waiver of all conditions to close set forth in Article V, unless another date or place is agreed in writing by each of the parties hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SIGNING STOCKHOLDERS

Each Signing Stockholder severally and not jointly with respect to itself and not with respect to any other Signing Stockholder represents and warrants to USHIFU and Purchaser as follows:

Section 2.1 Authorization; Existence and Good Standing.

(a) Such Signing Stockholder has full power and legal capacity to execute and deliver this Agreement and the other Transaction Documents to which such Signing Stockholder is a party and to perform such Signing Stockholder’s obligations hereunder and thereunder. To the extent such Signing Stockholder is not a natural person, the execution, delivery and performance by such Signing Stockholder of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions have, if necessary, been duly authorized by the Board of Directors of such Signing Stockholder, and no other corporate action on the part of such Signing Stockholder is necessary to authorize the execution and delivery by it of this Agreement or any Transaction Document or the consummation of the Transactions. Any vote of, or consent by, the holders of any class or series of Capital Stock issued by such Signing Stockholder that is necessary to authorize the execution and delivery by such Signing Stockholder of this Agreement or any Transaction Document or the consummation by it of the Transactions has been obtained. This Agreement has been duly executed and delivered by such Signing Stockholder and, upon execution of the other Transaction Documents, such other Transaction Documents will have been duly executed and delivered and, assuming due and valid authorization, execution and delivery hereof by USHIFU and Purchaser, constitutes (or will constitute) the valid and binding obligations of such Signing Stockholder, enforceable in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

(b) In the event that such Signing Stockholder is not a natural Person, (a) such Signing Stockholder is duly organized, validly existing and in good standing under the Laws of the state of its organization, with all requisite power and authority to own the Shares, and (b) such Signing Stockholder has full corporate, limited liability company or other organizational power, capacity and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

Section 2.2 Ownership of Shares.

Except as set forth in Section 2.2 of the Disclosure Schedule, such Signing Stockholder owns of record and beneficially and has good and marketable title to the Shares and Options set forth opposite such Signing Stockholder’s name in Section 2.5 of the Disclosure Schedule, free and clear of any and all Encumbrances of any character whatsoever, has the right to sell, transfer and assign the Shares to Purchaser as contemplated hereby and owns of record and beneficially no other securities of the Company. Upon delivery and payment for such Shares at the Closing, the Purchaser shall acquire valid and unencumbered title to such Shares to be delivered by such Signing Stockholder hereunder other than any Encumbrances created by Purchaser.

Section 2.3 No Violation.

Except as set forth in Section 2.3 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Transaction Documents by such Signing Stockholder and the consummation of the Transactions will not (i) violate any provision of the organizational documents of such Signing Stockholder, if applicable, (ii) violate any Law or order, writ, injunction or decree by which such Signing Stockholder or any of its, his or her respective properties or assets are bound (including the Shares held by such Signing Stockholder), (iii) result in the creation of any Encumbrance upon the Shares or (iv) violate, result in a breach of or constitute a default under any provision of any contract, agreement, commitment, instrument, license or document to which such Signing Stockholder is a party or by which the Shares held by such Signing Stockholder are bound or affected.

Section 2.4 Consents.

Except as set forth in Section 2.4 of the Disclosure Schedule and for the waiver of the Stockholders’ and USHIFU’s rights of first refusal under the Stockholders’ Agreement, no consent, approval, order, authorization, declaration or filing is required to be obtained by such Signing Stockholder as a result of or in connection with the execution or delivery of this Agreement and the other Transaction Documents or the consummation by such Signing Stockholder of its or his obligations hereunder or thereunder.

Section 2.5 Capitalization.

Section 2.5 of the Disclosure Schedule sets forth the number of Shares and Options held by such Signing Stockholder and to the actual knowledge of such Signing Stockholder, the name and holdings of each other holder of Shares and Options. To the actual knowledge of such Signing Stockholder, other than as set forth in Section 2.5 of the Disclosure Schedule and other than any Options granted to employees, (i) there are no shares of Capital Stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (contingent or otherwise), relating to the issued or unissued Capital Stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of Capital Stock of the Company or any Company Subsidiary; and (iii) there are no agreements with the Company or any Signing Stockholder with respect to the voting or transfer of any of the Capital Stock of the Company or any Company Subsidiary or with respect to any other aspect of any of the Company’s affairs other than as set forth in the Stockholders’ Agreement. Sanghvi represents and warrants that to his actual knowledge, Section 2.5 of the Disclosure Schedule sets forth a list of all Options granted by the Company.

Section 2.6 Intellectual Property.

To the knowledge of such Signing Stockholder, such Signing Stockholder has not received written notice from any other Person challenging the right of the Company or any Company Subsidiary to use (or inquiring about the possible infringement by the Company or any Company Subsidiary with respect to) any of the Company Intellectual Property other than as described in the THS-I Default Notice and Section 2.6 of the Disclosure Schedule. Except for such rights and obligations as may exist under the agreements listed on Section 2.9 of the Disclosure Schedule, such Signing Stockholder has no claims to any of the Company Intellectual Property.

Section 2.7 Fees.

No agent, advisor, broker, Person or firm acting on behalf of such Signing Stockholder is, or will be, entitled to any commission or broker’s, advisor’s or finder’s fees from such Signing Stockholder, or from such Signing Stockholder’s Affiliates, in connection with the Transactions.

Section 2.8 Litigation.

There is no action, suit, proceeding or investigation pending or, to such Signing Stockholder’s actual knowledge, currently threatened that questions the validity of this Agreement or the other Transaction Documents, or the right of such Signing Stockholder to enter into this Agreement or such Transaction Documents, or to consummate the Transactions.

Section 2.9 Arrangements and Agreements Between Signing Stockholder and the Company, Absence of Claims.

(a) Except as set forth on Section 2.9 of the Disclosure Schedule or as disclosed in the Most Recent Financial Statements, neither such Signing Stockholder nor any of its Affiliates is a party to any agreement, whether written or oral (including those relating to employment, distribution rights, manufacturing, licensing of intellectual property, consulting or loans) with the Company or any Company Subsidiary. Except as set forth on Section 2.9 of the Disclosure Schedule or as disclosed in the Most Recent Financial Statements, neither the Company nor any Company Subsidiary has any material obligation or material liability (including any deferred compensation) arising out of (i) any transaction, agreement or other relationship between the

Company or a Company Subsidiary, on the one hand, and such Signing Stockholder or its or his Affiliate, on the other hand, or (ii) any action taken by such Signing Stockholder or its or his Affiliate.

(b) Except as set forth on Section 2.9 of the Disclosure Schedule, neither such Signing Stockholder nor any Affiliate of such Signing Stockholder provides any services or materials to, or purchases services or materials from, the Company or any Affiliate of the Company which are individually or in the aggregate material to the business of the Company or any Affiliate of the Company. Section 2.9 of the Disclosure Schedule sets forth the amount and general description of each loan, advance, distribution or payment of any kind or character in excess of $25,000.00 (including salary, bonus and distributions) made by the Company or any Company Subsidiary since January 1, 2007 to the Company or any of its Affiliates, or to any of their respective directors or officers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF USHIFU AND PURCHASER

USHIFU and Purchaser jointly and severally represent and warrant to the Signing Stockholders that:

Section 3.1 Organization.

USHIFU is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 3.2 Authorization; Validity of Agreement.

(a) Each of USHIFU and Purchaser has full corporate (or limited liability company) power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by USHIFU and Purchaser of this Agreement and the other Transaction Documents to which they are a party and the consummation of the Transactions have been duly authorized by the Board of Directors of Purchaser and of USHIFU, and no other corporate (or limited liability company) action on the part of USHIFU or Purchaser is necessary to authorize the execution and delivery by USHIFU and Purchaser of this Agreement or any Transaction Document or the consummation of the Transactions. Any vote of, or consent by, the holders of any class or series of Capital Stock issued by USHIFU or Purchaser that is necessary to authorize the execution and delivery by USHIFU or Purchaser of this Agreement or the consummation by either of them of the Transactions has been obtained. This Agreement has been duly executed and delivered by USHIFU and Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Signing Stockholders, is a valid and binding obligation of USHIFU and Purchaser, enforceable against USHIFU and Purchaser in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3 Consents and Approvals; No Violations.

None of the execution, delivery or performance of this Agreement by USHIFU and Purchaser, the consummation by USHIFU and Purchaser of the Transactions or compliance by USHIFU and Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the organizational documents of USHIFU or Purchaser, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which USHIFU, Purchaser or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to USHIFU or Purchaser or any of their respective Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on USHIFU’s or Purchaser’s ability to consummate the Transactions.

Section 3.4 Litigation.

There is no claim, action, suit, proceeding or investigation pending or, to the actual knowledge of USHIFU or Purchaser, threatened against USHIFU, Purchaser or any of their Affiliates by or before any court or Governmental Entity that, individually or in the aggregate, would reasonably be expected to impede the ability of USHIFU or Purchaser to complete the Closing and to effect the Transactions in all respects.

ARTICLE IV

COVENANTS

Section 4.1 Interim Operations of the Company.

Except as expressly provided in this Agreement and except as may be consented to in writing by USHIFU (such consent not to be unreasonably withheld or delayed), each Signing Stockholder agrees that prior to Closing it or he will not enter into any contract, arrangement or agreement with the Company or amend or modify the terms of any existing contract, arrangement or agreement with the Company. In addition, each Signing Stockholder acknowledges that the Company’s bylaws and the Stockholders’ Agreement contain provisions requiring the consent of certain groups of holders of the Shares, including a majority of the holders of Series U Preferred Stock which is held by USHIFU, for certain actions. USHIFU and each Signing Stockholder agrees not to authorize the Company to take any such actions without the required approvals set forth in the bylaws and the Stockholders’ Agreement.

Section 4.2 Access; Confidentiality.

(a) Prior to the Closing, each Signing Stockholder shall use its best efforts to cause the Company to (i) give Purchaser and its authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Company and the Company Subsidiaries, including for purposes of conducting any financial or operational audit or any environmental site assessment work, (ii) permit Purchaser to make such copies and inspections thereof as Purchaser may reasonably request and (iii) cause the officers of the Company to furnish Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Purchaser may from time to time reasonably request; provided that any such access shall be conducted at Purchaser’s expense, at a reasonable time, and in such a manner as to maintain the confidentiality of this Agreement and the Transactions and not to interfere with the normal operation of the business of the Company. For the avoidance of doubt, no Signing Stockholder shall be responsible or liable (x) for the failure of the Company to provide such reasonable access if such Signing Stockholder has used its best efforts as a shareholder, director and/or officer of the Company to cause the Company to provide such access or (y) for the breach of this section by another Signing Stockholder.

(b) The provisions of the Confidentiality Agreement shall remain binding and in full force and effect. The information contained herein, in the Disclosure Schedule or delivered to USHIFU, Purchaser or their authorized representatives pursuant hereto shall be deemed to be Confidential Information (as defined and subject to the exceptions contained in the Confidentiality Agreement) until the Closing. Except as otherwise provided in Section 4.4, each of USHIFU, Purchaser and the Signing Stockholders shall cause its respective consultants, advisors and representatives to treat the terms of this Agreement after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of applicable Law).

Section 4.3 Efforts and Actions to Cause the Transactions to Occur.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, USHIFU, Purchaser and each Signing Stockholder shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Transactions as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and, subject to the provisions of subsection (b) below, the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. Nothing contained in this Agreement shall require USHIFU, Purchaser or a Signing Stockholder to pay any consideration to any other Person from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waiver is requested. Notwithstanding the foregoing, USHIFU shall be solely responsible, at its sole expense, for providing any notice to, or obtaining any consent from, the Food and Drug Administration as a result of the transactions contemplated by this Agreement.

(b) Prior to the Closing, each party shall promptly consult with the other parties hereto to provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly inform each other party of any communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

(c) Each Signing Stockholder agrees to give prompt written notice to Purchaser (i)  if any representation or warranty made by such Signing Stockholder becomes no longer true, and (ii) of any development adversely affecting the ability of such Signing Stockholder to fulfill its duties under this Agreement.

Section 4.4 Publicity.

Misonix and THS-I may each issue a press release which has been reasonably approved by Purchaser, and the Company and Purchaser may issue a joint press release, with respect to the execution of this Agreement which has been reasonably approved by Misonix and THS-I. Thereafter, until the Closing, or the date the Transactions are terminated or abandoned pursuant to Article VI, Purchaser, the Signing Stockholders and any of their respective Affiliates shall not issue or cause the publication of any press release or other internal or external announcement with respect to this Agreement or the Transactions without prior consultation with the Major Stockholders and Purchaser, except as may be required by Law or by any listing agreement with a national securities exchange or trading market and then only after the other parties have been afforded a reasonable opportunity to review and comment on the same.

Section 4.5 Exclusivity.

From the date hereof until the earlier of (x) the date that is 120 days after the date hereof and (y) the termination of this Agreement (such period, the “Exclusivity Period”), each Signing Stockholder shall not, and shall use its respective best efforts to cause the Company, each Company Subsidiary and each of their respective Affiliates, representatives, officers, employees, directors or agents to not, directly or indirectly, (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than Purchaser and its Affiliates in connection with the Transactions) or enter into any agreement or accept any offer relating to or consummate any (a) reorganization, liquidation, dissolution or recapitalization of the Company or any Company Subsidiary, (b) merger or consolidation involving the Company or any Company Subsidiary, (c) purchase or sale of any assets or Capital Stock (or any rights to acquire, or securities convertible into or exchangeable for, any such Capital Stock) of the Company or any Company Subsidiary (other than the purchase and sale of inventory, raw materials and capital equipment in the ordinary course of business consistent with past custom and practice), or (d) similar transaction or business combination involving the Company or any Company Subsidiary (each of the foregoing transactions described in clauses (a) through (d), a “Company Transaction”) or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Purchaser and its Affiliates) to do or seek to do any of the foregoing. Each Signing Stockholder agrees to notify Purchaser immediately if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction. If any of the provisions of this Section 4.5 are breached by a Signing Stockholder and the Transactions are not consummated as a result of such breach, such Signing Stockholder shall promptly reimburse USHIFU and its Affiliates for all out-of-pocket fees and expenses incurred before or after the date of this Agreement by USHIFU and its Affiliates related to the Transactions, including reasonable fees and expenses of legal counsel, accountants and other consultants and advisors retained by USHIFU and its Affiliates in connection with the Transactions. The foregoing provisions are in addition to, and not in derogation of, any statutory or other remedy that USHIFU and its Affiliates may have for a breach of this Section 4.5.

Section 4.6 Continuation of Agreements.

From the date hereof until the Closing (at which time all such claims shall be released as set forth in the releases in the form attached as Exhibit A) or the termination of this Agreement, each of the Signing Stockholders agrees not to, and will cause its Affiliates not to, (a) declare a default or event of default, or to exercise any rights or remedies they may have against the Company due to the Company’s breach, violation or failure to perform under the terms of any agreement or arrangement of any type or nature to which the Company is a party on and prior to the date hereof, or (b) to vote their Shares or exercise their rights as officers or directors of the Company, to cause the Company to declare a default or event of default, or to exercise any rights or remedies the Company may have, against (i) a Signing Stockholder or any of its Affiliates due to a breach, violation or failure to perform under the terms of any agreement listed in Section 2.9 of the Disclosure Schedule or (ii) USHIFU or any of its Affiliates due to a breach, violation or failure to perform under the terms of any agreement or arrangement to which the Company and USHIFU or any of its Affiliates are parties; provided, however, that the foregoing provisions shall not apply to any breach, default or other matter involving, or arising out of, facts, circumstances or events not existing or not known by such Signing Stockholder as of the date hereof.

Section 4.7 Pending Arbitration; Litigation Expenses.

From the date hereof until the termination of this Agreement, each of the parties hereto agrees to take all necessary action to continue to stay that certain arbitration proceeding (Case # 31 180 00213 06) pending before the American Arbitration Association (the “Pending Arbitration”). From the date hereof until the earlier of the Closing or the termination of this Agreement, other than the amount relating to the Pending Arbitration that is budgeted for in that certain engagement letter dated on or about January 31, 2008 between the Company and Ice Miller LLP (the “Ice Miller Engagement Letter”) and provided USHIFU has not taken any action after the date hereof (other than as permitted under this Agreement) against the Company or any of the Signing Stockholders with respect to the Pending Arbitration or to the Signing Stockholders’ ownership in, employment by, or any other association with, the Company, each Signing Stockholder in its or his capacity as a shareholder, director and/or officer of the Company will not direct or consent to the Company’s incurring any additional fees or expenses of any attorney, accountant or other third party in connection with the Pending Arbitration or any other potential claim by the Company or the Signing Stockholders against USHIFU, Purchaser or any of its Affiliates which is known by the Company or such Signing Stockholder(s) on the date hereof (an “Alternative Claim”). Each party hereto hereby irrevocably agrees, on its behalf as well as on the behalf of its Affiliates, that it will not raise a defense of laches or estoppel or time bar or any similar defense, by reason of any time which passes from the date of this Agreement to a date that is 60 days after the termination of this Agreement.

Section 4.8 Stockholders’ Agreement.

(a) Contemporaneous with the execution of this Agreement, each Signing Stockholder is executing and delivering to USHIFU for prompt delivery to the Company written notice in the form attached hereto as Exhibit B of such Signing Stockholder’s desire to sell its or his Shares (the “Company Notice”). The parties agree the Company Notice complies in form and substance with the requirements for such notice set forth in Section 3.02 of the Stockholders’ Agreement. USHIFU and each Signing Stockholder hereby agree to vote the Capital Stock of the Company held by them and to exercise their rights as officers or directors of the Company, to cause the Company to elect not to exercise its right to purchase such Shares.

(b) Each Signing Stockholder hereby waives, and hereby agrees to vote its or his Shares and to exercise its or his rights (or its designated director’s rights) as an officer and/or director of the Company to cause the Company to waive, the rights of first refusal, rights of first offer or similar rights (and any rights to receive notice of the Transactions) that are applicable to the Transactions, including as are set forth in the Stockholders’ Agreement (collectively, “Rights of First Refusal”). In addition, each Signing Stockholder hereby agrees to extend, and hereby agrees to vote its or his Shares and to exercise its or his rights (or its designated director’s rights) as an officer and/or director of the Company to cause the Company to extend, solely for the purposes of the Transactions the time period in Section 3.07 of the Stockholders’ Agreement that requires the sale of the Shares occur within 90 days beginning on the expiration of the last applicable option under Section 3.04 therein to a period of 120 days from the date hereof.

(c) The Company Notice also indicates that such Signing Stockholder (i) has elected to waive such Rights of First Refusal as apply to the Transactions and (ii) has agreed that, solely for the purposes of the Transactions, the requirement in Section 3.07 of the Stockholders’ Agreement to close the sale of the Shares within 90 days from the expiration of the last applicable option under Section 3.04 therein be extended to a period of 120 days from the date of this Agreement. Each Signing Stockholder hereby agrees to vote his or its Shares, and to exercise his or its rights (or its designated director’s rights) as an officer and/or director of the Company to cause the Company, to authorize the execution and delivery of any Transaction Document to which the Company is a party and the consummation of the transactions contemplated thereby.

(d) Contemporaneous with the execution of this Agreement, each Signing Stockholder is executing and delivering to the Company (with a copy to USHIFU) for prompt delivery to the Stockholders and Optionholders who are not Signing Stockholders written notice in the form attached hereto as Exhibit C indicating that such Signing Stockholder desires to sell all of their Shares to an Affiliate of USHIFU (the “Co-Sale Notice”). The parties agree the Company Notice complies in form and substance with the requirements for such notice set forth in Section 3.10 of the Stockholders’ Agreement.

Section 4.9 USHIFU’s Post-Closing Covenants.

Notwithstanding anything herein to the contrary, USHIFU hereby acknowledges and reaffirms on behalf of itself and USHIFU Development Company, LLC the obligation to complete funding of the balance of the $4,200,000 in payments due under the Research and Clinical Trial Agreement dated as of April 27, 2004 by and between USHIFU Development Company, LLC and the Company (the “CTA”) which funds will be advanced as needed in order to pay expenses of the Company’s clinical trials (the “Funding Obligation”). USHIFU agrees that it will comply with the Funding Obligation at all times following execution of this Agreement until the obligation has been satisfied in full. USHIFU may continue to satisfy its obligations to complete the Funding Obligation by use of revenues generated by the operations of USHIFU or by any surviving entity in the event USHIFU or the Company shall merge with another Person. Notwithstanding anything contained herein to the contrary (i) the Funding Obligation shall survive the Closing and continue until it has been satisfied in full and (ii) none of the limits on indemnification set forth in Sections 8.6 through 8.8 of this Agreement shall apply to the Funding Obligation. USHIFU further agrees that it will use, and cause USHIFU Development Company to use, all commercially reasonable efforts to obtain final United States Food and Drug Administration (“FDA”) pre-market approval for the use of high intensity focused ultrasound (“HIFU”) treatment for prostate cancer unless and until (a) they reasonably determine at any time that the FDA will not grant the approval or that the technology for HIFU treatment for prostate cancer has become obsolete or noncompetitive and (b) at least thirty (30) days have elapsed after written notice of such determination has been given to the Signing Stockholders. Other than as expressly set forth herein, USHIFU shall have no further obligations or liabilities of any type or nature under the CTA either before or after Closing, provided however that prior to Closing USHIFU will continue to manage the clinical trials in good faith and in coordination with the Company.

ARTICLE V

CONDITIONS

Section 5.1 Conditions to Each Party’s Obligation to Effect the Closing.

The respective obligation of each of the parties to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing; there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing; provided that the parties shall use all reasonable efforts to have any such order or injunction vacated or lifted; and there shall not be pending any suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions; and

(b) Consents Obtained. The third-party consents identified in Section 2.4 of the Disclosure Schedule shall have been obtained.

(c) Purchaser Financing. USHIFU shall have obtained, on terms acceptable to USHIFU in its discretion, no less than $10,000,000.00 of new financing for USHIFU (or Purchaser) pursuant to the issuance of USHIFU’s (or one of its Affiliate’s) Capital Stock to any Persons from which USHIFU has elected to obtain such financing, which may or may not include current equityholders of USHIFU (the “Purchaser Financing”), which Purchaser Financing shall be closed simultaneously with the Closing. The Signing Stockholders acknowledge that the Capital Stock issued in connection with the Purchaser Financing may be preferred equity with rights and preferences senior to the common equity of USHIFU.

(d) Debt Due to THS and Misonix. Simultaneously with the Closing, fifty percent (50%) of the Indebtedness due to each of THS and Misonix as of the Closing and listed on Section 2.9 of the Disclosure Schedule shall have been paid in cash and USHIFU, the Company, THS and/or Misonix, as the case may be, shall have signed and delivered the promissory notes, security agreements and intercreditor agreements attached hereto as Exhibits D, E, F, G and H with respect to the payment and security for the balance of such debt. THS-I and Misonix agree that at no time may such debt be converted into Capital Stock of the Company, USHIFU or Purchaser.

(e) Dismissal of the Pending Arbitration and Releases. The Pending Arbitration shall be terminated and dismissed with prejudice and mutual releases shall be executed in the form attached as Exhibit A.

Section 5.2 Conditions to Obligations of USHIFU and Purchaser to Effect the Closing.

The obligations of USHIFU and Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Signing Stockholders set forth in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (or if made as of a specified date, only as of such date).

(b) Signing Stockholder’s Breach. No Signing Stockholder shall have failed to perform in any material respect any obligation or to comply in any material respect with any covenant of such Signing Stockholder to be performed or complied with by it under this Agreement.

(c) Absence of Company Material Adverse Effect. There shall not have occurred since the date of the Most Recent Financial Statements any event, condition or change that could reasonably be expected to have a Company Material Adverse Effect.

(d) Officer’s Certificate. Purchaser shall have received a certificate signed by each Signing Stockholder, dated the Closing Date, to the effect that, to such Signing Stockholder’s knowledge, the conditions set forth in Sections 5.2(a), and 5.2(b) hereof with respect to such Signing Stockholder have been satisfied or waived.

(e) Option Cancellation Agreements. Purchaser shall have received from each Optionholder an option cancellation agreement in the form attached hereto as Exhibit I (an “Option Cancellation Agreement”) pursuant to which each such Optionholder would agree and acknowledge that the Options shown on Section 2.5 of the Disclosure Schedule as being held by such Optionholder are being cancelled in exchange for the consideration described in Section 1.2(b).

(f) Continued Employment. (i) Narendra T. Sanghvi shall have executed and delivered to Purchaser an Employment Agreement in the form attached hereto as Exhibit J, and (ii) employment agreements with other senior managers and scientists of the Company in form acceptable to Purchaser shall have been executed by such employees and the Company and/or USHIFU.

(g) Stock Certificates. Each Signing Stockholder shall deliver to Purchaser all of the stock certificates representing the Shares held by such Signing Stockholder duly endorsed for transfer or accompanied by duly executed stock powers or other form of assignment and transfer.

(h) Release of Liens. Each Selling Shareholder shall have delivered to Purchaser, evidence, in form satisfactory to Purchaser, of the release of all Encumbrances, if any, on the Shares held by such Selling Shareholder.

(i) Form W-9. Each Signing Stockholder shall deliver to Purchaser the appropriate W-9 Internal Revenue Service Form for such Signing Stockholder’s tax identification number certification and non-resident alien certification.

(j) Stockholders’ Agreement. USHIFU shall have received evidence satisfactory to it that all rights of co-sale and first refusal have been validly waived with respect to the Transactions.

(k) Company Approval. USHIFU shall have received evidence satisfactory to it as to the approval by the Company’s Board of Directors and, to the extent required, the Company’s equityholders, authorizing the execution, delivery and performance of the Transaction Agreements to which the Company is a party.

(l) Signing Stockholder Deliveries. Each Signing Stockholder shall have delivered such other documents or instruments as are required to be delivered by the Signing Stockholders at the Closing pursuant to the terms hereof or that Purchaser reasonably requests prior to the Closing Date to effect the Transactions.

(m) Other Agreements. The agreements referred to in Sections 5.4(a), 5.4(b), 5.4(c), 5.4(d), 5.5(a), 5.5(b), 5.5(c), 5.5(d) and 5.6(b) shall have been duly executed by the other parties thereto.

(n) Due Diligence. USHIFU shall be satisfied, in its sole discretion, from its due diligence investigation into the Company and the Company Subsidiaries, including without limitation, with respect to the Company’s relationship with Interscience Research Inc.

Section 5.3 Conditions to Obligation of the Signing Stockholders to Effect the Closing.

The obligation of the Signing Stockholders to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of USHIFU and Purchaser set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date (or if made as of a specified date, as of such date).

(b) USHIFU or Purchaser Breach. Neither USHIFU nor Purchaser shall have failed to perform in any material respect any obligation or to comply in any material respect with any covenant of USHIFU or Purchaser to be performed or complied with by it under this Agreement.

(c) Officer’s Certificate. The Signing Stockholders shall have received a certificate signed by the chief executive officer or chairman of USHIFU, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 5.3(a) and 5.3(b) hereof have been satisfied or waived.

Section 5.4 Additional Conditions to Obligations of THS-1 and Quigley to Effect the Closing.

The obligations of THS-I and Quigley to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (in addition to the conditions set forth in Sections 5.1 and 5.3):

(a) Distributorship Agreements. The Company shall have executed and delivered to THS-I (i) an amendment to that certain Amended and Restated Distributorship Agreement between the Company and THS-I dated June 26, 2006, in the form of the amendment attached hereto as Exhibit K-1 and (ii) an amendment to that certain Distributorship Agreement between the Company and THS-I dated June 26, 2006, in the form of the amendment attached hereto as Exhibit K-2.

(b) Third Amendment to THS-I License Agreement. The Company, USHIFU and Purchaser shall have executed and delivered to THS-I an amendment to the THS-I License Agreement, in the form of the amendment attached hereto as Exhibit L (“Third Amendment to THS-I License Agreement”).

(c) Obligations Under THS-1 License Agreement. The Company, USHIFU and Purchaser shall have performed all of the obligations, which, pursuant to the THS-1 License Agreement as amended by the Third Amendment to THS-I License Agreement, are to be performed by them at the time of execution of such amendment.

(d) Warrants. USHIFU shall have executed and delivered to each of Takai and Quigley warrants in form and substance satisfactory to each of them.

(e) Deferred Compensation. Simultaneously with the Closing, all deferred compensation due as of the Closing to Quigley listed on Section 2.9 of the Disclosure Schedule shall have been paid in full in cash.

Section 5.5 Additional Conditions to Obligations of Misonix to Effect the Closing.

The obligation of Misonix to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (in addition to the conditions set forth in Sections 5.1 and 5.3):

(a) Manufacturing Agreement. The Company shall have executed and delivered to Misonix an Amended and Restated Manufacturing Agreement between the Company and Misonix in the form attached hereto as Exhibit M.

(b) Distributorship Agreement. The Company shall have executed and delivered to Misonix an amendment to that certain Distributorship Agreement dated as of March 1, 2004 between the Company and Misonix in the form attached hereto as Exhibit N.

(c) License and Product Development Agreement for Breast. The Company shall have executed and delivered to Misonix a License and Product Development Agreement with respect to the use of HIFU for breast applications in the form attached hereto as Exhibit O.

(d) Amended and Restated License and Product Development Agreement for Liver and Kidney. The Company shall have executed and delivered to Misonix an Amended and Restated License and Product Development Agreement in the form attached hereto as Exhibit P, which shall amend and restate that certain License and Product Development Agreement dated as of October 16, 2003 between the Company and Misonix.

Section 5.6 Additional Conditions to Obligations of Sanghvi to Effect the Closing.

The obligation of Sanghvi to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (in addition to the conditions set forth in Sections 5.1 and 5.3):

(a) Employment Agreement. The Company shall have executed and delivered to Sanghvi an Employment Agreement in the form attached hereto as Exhibit J.

(b) India Joint Venture. The Company shall have executed and delivered to Sanghvi such documentation as reasonably required to establish a joint venture with Sanghvi in India to reflect the applicable terms described in Section 5.6(b) of the Disclosure Schedule.

(c) Deferred Compensation. Simultaneously with the Closing, all deferred compensation due as of the Closing to Sanghvi listed on Section 2.9 of the Disclosure Schedule shall have been paid in full in cash.

(d) Withdrawal of Prior Letter. USHIFU shall have delivered written notice to Sanghvi that it has withdrawn all allegations and demands made in the August 6, 2007 letter from James P. McLoughlin, Jr., to Philip A. Whistler against the Company, Sanghvi and any other party named therein.

(e) Interscience Research Inc. Sanghvi shall have resolved, to his satisfaction, any issues regarding the Company’s relationship with Interscience Research Inc.

ARTICLE VI

TERMINATION

Section 6.1 Termination.

This Agreement may be terminated or the Transactions may be abandoned at any time prior to the Closing Date:

(a) By the mutual written consent of USHIFU and the affirmative vote of a Stockholder Majority;

(b) By USHIFU or upon the affirmative vote of a Stockholder Majority if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use all reasonable efforts to lift) which permanently restrains, enjoins or otherwise prohibits the Transactions and such order, decree, ruling or other action shall have become final and non-appealable;

(c) By USHIFU or upon the affirmative vote of a Stockholder Majority if the Closing shall not have occurred on or prior to the expiration of the Exclusivity Period, and such party is not in willful breach of this Agreement at the time such party terminates this Agreement (the term “such party” when used with respect to the Stockholder Majority in this Section 6.1(c) shall mean the Stockholders voting in favor of termination);

(d) By a Signing Stockholder if USHIFU or Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by such Signing Stockholder to USHIFU and the other Signing Stockholders specifying such breach;

(e) By USHIFU if any Signing Stockholder shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by USHIFU to the Signing Stockholders specifying such breach; or

(f) By USHIFU if at any time it determines it is not satisfied with the results of its due diligence investigation, including any due diligence investigation of matters set forth in the Disclosure Schedule.

Section 6.2 Effect of Termination.

In the event of the termination of this Agreement or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination of this Agreement or abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of any party hereto except (a) for fraud or for willful breach of this Agreement prior to such termination of this Agreement or abandonment of the Transactions and (b) for a breach of the covenants and agreements set forth in Section 4.2(b) (Confidentiality), Section 4.4 (Publicity), solely the reimbursement obligations set forth in Section 4.5 (Exclusivity), this Section 6.2 and Section 10.1 (Fees and Expenses) which shall survive such termination indefinitely. With respect solely to the rights of USHIFU and Purchaser under this Agreement, in the event this Agreement is terminated by USHIFU or Purchaser due to a breach of this Agreement by a Signing Stockholder prior to Closing (other than in circumstances involving fraud or willful breach), then Purchaser’s and USHIFU’s sole remedy under this Agreement for such breach shall be to terminate this Agreement, except in circumstances involving a breach of Section 4.5 in which case Purchaser’s and USHIFU’s rights to reimbursement in accordance with such section shall not be impaired. Notwithstanding the foregoing, nothing in this Section 6.2 shall deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE VII

DEFINITIONS AND INTERPRETATION

Section 7.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” or “this Agreement” means this Agreement together with the Exhibits and Appendices hereto and the Disclosure Schedule.

“Business Day” means a day other than Saturday, Sunday or any day on which the principal commercial banks located in the States of New York and North Carolina are authorized or obligated to close under the Laws of such states.

“Capital Stock” means, as applicable, shares of capital stock, partnership interests, membership interests, equity interests, or any similar term under applicable Law.

“Closing” means the closing referred to in Section 1.3.

“Closing Date” means the date on which the Closing occurs.

“Company Intellectual Property” means all Intellectual Property of the Company or any Company Subsidiary that is currently used in the business of the Company or any Company Subsidiary and that is necessary to conduct the business of the Company or the Company Subsidiaries as presently conducted.

“Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, assets, condition (financial or otherwise), operating results, operations or business prospects of the Company and all of the Company Subsidiaries, taken as a whole; provided, that the effects of changes that are generally applicable to (a) the industries and markets in which the Company operates or (b) the United States economy shall be excluded from the determination of Company Material Adverse Effect.

“Company Subsidiary” means each Person which is a Subsidiary of the Company.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of May 23, 2007 between the Company and USHIFU, as amended by that certain First Amendment dated as of September 7, 2007.

“Copyrights” means U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

“Disclosure Schedule” means the disclosure schedule of even date herewith prepared and signed by the Company and delivered to Purchaser simultaneously with the execution hereof as amended or supplemented by the Company pursuant to the terms hereof.

“Encumbrances” means any and all liens, charges, security interests, options, purchase rights, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer, or which could compel transfer, of any nature whatsoever.

“Governmental Entity” means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“ICFAR” means the University of Indiana Foundation as successor-in-interest to Indianapolis Center for Advanced Research, Inc., an Indiana non-profit corporation.

“Indebtedness” means, with respect to any Person at any date, without duplication and net of any book cash balances (other than petty cash): (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts, (v) all guaranties of such Person in connection with any of the foregoing, (vi) all capital lease obligations, (vii) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not past due), and (viii) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Indemnified Party” means any Person claiming indemnification under any provision of Article VIII hereof.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII hereof.

“Intellectual Property” means Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

“IURTC” means Indiana University Research and Technology Corporation, an Indiana not-for-profit corporation (as successor in interest to certain Shares previously owned by ICFAR).

“Law” means any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding, orders, writs, injunction, enforceable at law or in equity, along with the interpretation and administration thereof by any Governmental Entity charged with the interpretation or administration thereof.

“Licenses” means all licenses and agreements pursuant to which the Company or any Company Subsidiary has acquired rights in or to any Trademarks, Patents or Copyrights, or licenses and agreements pursuant to which the Company or any Company Subsidiary has licensed or transferred the right to use any of the foregoing.

“Major Stockholders” means THS-I, Quigley, Misonix and Sanghvi.

“Misonix” means MISONIX, INC., a New York corporation.

“Most Recent Financial Statements” means the November 30, 2007 financial statements of the Company attached hereto as Exhibit Q.

“Optionholder” means any holder of Options.

“Options” means all options or warrants to acquire Capital Stock of the Company.

“Patents” means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and similar statutory rights.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Phillips” means Michael H. Phillips, an individual resident in the State of Indiana.

“PRF” means Purdue Research Foundation, an Indiana not-for-profit corporation (as successor in interest to certain Shares previously owned by ICFAR).

“Purchase Price” means the aggregate amount of cash set forth on Section 1.2 of the Disclosure Schedule which will be provided to the Signing Stockholders on such schedule upon the Closing.

“Quigley” means David P. Quigley, an individual resident in the State of Indiana.

“Sanghvi” means Narendra T. Sanghvi, an individual resident in the State of Indiana.

“Stockholder Majority” means the holders of a majority of the Shares held by the Signing Stockholders.

“Stockholders” means THS-I, PRF, IURTC, Sanghvi, Phillips, Quigley and Misonix but shall not include USHIFU for purposes of this Agreement.

“Stockholders’ Agreement” means that certain Third Amended and Restated Shareholders’ Agreement dated as of April 27, 2004 by and among the Company, USHIFU and the Stockholders.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“THS” means Takai Hospital Supply Co., Ltd., a Japanese corporation.

“THS-I” means THS International, Inc., a wholly owned affiliate of THS, and record stockholder of certain shares of the Company’s Capital Stock.

“THS-I Default Notice” means that certain letter dated May 11, 2007 from THS-I to the Company in which THS-I claims that (i) the Company is in default of its payment obligations under certain promissory notes listed in Section 2.9 of the Disclosure Schedule and (ii) THS-I has the right to terminate the THS-I License Agreement as a result of such alleged default.

“THS-I License Agreement” means that certain that certain License Agreement dated October 8, 1996 between the Company (as successor to New FSI, Inc.) and THS-I, as amended by that certain Letter Agreement dated April 26, 2004 between the Company and THS-I

“Trade Secrets” means all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business information.

“Trademarks” means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

“Transaction Documents” means this Agreement and all other agreements to be entered into in connection with the Transactions.

“Transactions” means all the transactions provided for or contemplated by this Agreement.

“USHIFU” means USHIFU, LLC, a Delaware limited liability company.

Section 7.2 Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

Subject to Section 8.8 hereof, the parties hereto agree that their respective representations and warranties, covenants and agreements contained in this Agreement shall survive the Closing.

Section 8.2 Indemnification by the Signing Stockholders.

Subject to the other provisions of this Article VIII, each Signing Stockholder shall severally (and not jointly) indemnify and hold harmless and defend Purchaser and USHIFU and their respective stockholders, directors, officers, employees, representatives, affiliates (which after the Closing shall include the Company) and agents (collectively, in this Article hereafter referred to as the “Purchaser Indemnified Parties”) from and against any and all losses, liabilities, damages, judgments, settlements and expenses, including reasonable fees and expenses of counsel and accountants (“Losses”) suffered or incurred by Purchaser Indemnified Parties after the Closing as a result of, in connection with, or arising out of:

(a) the falsity or incorrectness of or breach of any representation or warranty of such Signing Stockholder in this Agreement or in any schedule, certificate or agreement furnished to USHIFU and Purchaser by such Signing Stockholder pursuant to this Agreement, in each case determined without regard to any qualification therein referencing the terms “material,” “materiality,” “Material Adverse Effect,” or other terms of similar impact or effect; or

(b) the failure by such Signing Stockholder to perform any covenant or agreement of such Signing Stockholder under this Agreement or under any schedule or certificate furnished to Purchaser by such Signing Stockholder pursuant to this Agreement (but excluding the agreements attached as exhibits to this Agreement or otherwise identified in Sections 5.4, 5.5 and 5.6 above).

For the avoidance of doubt, no Signing Stockholder shall have any indemnification obligation to any Purchaser Indemnified Parties for any breach of a representation or warranty or covenant made by any other Signing Stockholder.

Section 8.3 Indemnification by USHIFU and Purchaser.

Subject to the other provisions of this Article VIII, Purchaser and USHIFU shall jointly and severally indemnify and hold harmless the Signing Stockholders from and against any and all Losses suffered or incurred by the Signing Stockholders after the Closing as a result of, in connection with, or arising out of:

(a) the falsity or incorrectness of or breach of any representation or warranty of USHIFU or Purchaser in this Agreement or in any schedule, certificate or agreement furnished to the Signing Stockholders by USHIFU or Purchaser pursuant to this Agreement, in each case determined without regard to any qualification therein referencing the terms “material,” “materiality,” “Material Adverse Effect,” or other terms of similar impact or effect; or

(b) the failure by USHIFU or Purchaser to perform any covenant or agreement of USHIFU or Purchaser under this Agreement or under any schedule or certificate furnished to the Signing Stockholders by USHIFU or Purchaser pursuant to this Agreement (but excluding the agreements attached as exhibits to this Agreement or otherwise identified in Sections 5.4, 5.5 and 5.6 above).

Section 8.4 Method of Asserting Claims.

All claims for indemnification by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

(a) Third Party Claims. If any claim or demand in respect of which an Indemnified Party might seek indemnity under this Article VIII is asserted against such Indemnified Party by a Person (a “Third Party Claim”), the Indemnified Party shall give written notice (the “Third Party Claim Notice”) and the details thereof including copies of all relevant pleadings, documents and information to the Indemnifying Party within a period of thirty (30) days following the assertion of the Third Party Claim against the Indemnified Party (the “Third Party Claim Notice Period”). If the Indemnified Party fails to provide the Third Party Claim Notice within the Third Party Claim Notice Period, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been prejudiced by such failure of the Indemnified Party. Within twenty (20) days after its receipt of the Third Party Claim Notice by the Indemnifying Party (the “Third Party Claim Response Period”), the Indemnifying Party shall, in writing, either acknowledge or deny its obligations to indemnify and defend under this Article VIII.

If the Indemnifying Party acknowledges its obligations to indemnify and defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party shall defend, with counsel reasonably satisfactory to the Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted to a final conclusion or will be settled, at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party shall not enter into any settlement that does not fully and finally release the Indemnified Party from all claims, unless consented to by the Indemnified Party in writing. The Indemnified Party will cooperate in such defense, and all costs or expenses incurred by it at the request of the Indemnifying Party shall be paid by the Indemnifying Party. The Indemnified Party may, at the Indemnifying Party’s cost and expense, at any time prevent default or protect, file any pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests due to the failure of the Indemnifying Party to diligently defend such action. The Indemnified Party, at its expense, may participate in, but not control, any defense or settlement of any Third Party Claim conducted by the Indemnifying Party pursuant to this Section 8.4(a).

If the Indemnifying Party denies its obligations to indemnify and defend the Indemnified Party from the Third Party Claim, or if the Indemnifying Party acknowledges its obligations but refuses to defend or fails to defend diligently or settle the Third Party Claim, then the Indemnified Party may in its sole discretion, settle or defend the Third Party Claim. The Indemnifying Party will, at its sole cost and expense, cooperate in such defense. If it is thereafter determined that the Indemnifying Party was obligated to indemnify and defend the Indemnified Party and refused or failed to do so or failed to do so diligently, then the Indemnifying Party shall pay on demand the Indemnified Party for its entire cost and expense, including all attorney fees and any judgment or settlement, regardless of the merits of the Third Party Claim.

(b) Other Claims. In the event any Indemnified Party should have a claim under this Article VIII against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice (the “Indemnity Notice”) and the details thereof, including copies of all relevant information and documents to the Indemnifying Party within a period of thirty (30) days following the discovery of the claim by the Indemnified Party (the “Claim Notice Period”). The failure by any Indemnified Party to give the Indemnity Notice within the Claim Notice Period shall not impair the Indemnified Party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. The Indemnifying Party will notify the Indemnified Party within a period of twenty (20) days after the receipt of the Indemnity Notice by the Indemnifying Party (the “Indemnity Response Period”) whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII with respect to such claim. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Indemnity Response Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the actual Losses as finally determined will be conclusively deemed to be a liability of the Indemnifying Party under this Article VIII and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party on demand.

Section 8.5 Continued Liability for Indemnity Claims.

The liability of any Indemnifying Party hereunder with respect to claims hereunder shall continue for so long as any claims for indemnification may be made hereunder pursuant to Section 8.8 and, with respect to any such indemnification claims duly and timely made, thereafter until the Indemnifying Party’s liability therefor is finally determined and satisfied.

Section 8.6 Limitations on Indemnification.

No amount of indemnity shall be payable by any Indemnifying Party in the case of a claim by any Indemnified Party under Section 8.2(a) or Section 8.3(a) unless, until and only to the extent that such Indemnified Party has suffered or incurred Losses aggregating in excess of an amount equal to Fifty Thousand Dollars ($50,000) (the “Threshold Amount”) in which case the Indemnified Party shall be entitled to such indemnification only for Losses in excess of the Threshold Amount, as a result of or arising out of the matters described in Section 8.2(a) or Section 8.3(a), as the case may be; provided however the Threshold Amount limitations shall not apply to any claim based on a Signing Stockholder not having clear title to the Shares. No Signing Stockholder shall be liable for Losses to USHIFU or Purchaser which in the aggregate exceed the total portion of the Purchase Price paid, Indebtedness repaid and after-tax amounts of deferred compensation made to such Signing Stockholder at Closing, and Purchaser and USHIFU shall not be liable to any Signing Stockholder for Losses which in the aggregate exceed the total Purchase Price and repayment of debt made or paid to such Signing Stockholder at Closing.

Section 8.7 Exclusive Remedies.

After the Closing, the sole and exclusive remedies for any party hereto with respect to any claim relating to this Agreement or the Transactions and the facts and circumstances relating and pertaining hereto (other than for fraud or willful misconduct) shall be governed by Section VIII of this Agreement (whether any such claim shall be made in contract, breach of warranty, tort or otherwise); provided, however, that, in the event of a breach of the Agreement that does not result in termination of the Agreement by the non-breaching party, the foregoing shall not limit the availability to any party hereof of injunctive and other equitable relief, including specific performance.

Section 8.8 Time Limits on Claims.

(a) Representations and Warranties. No claim or action shall be brought under this Article VIII hereto for breach of a representation or warranty made in Article II or Article III more than eighteen months following the Closing Date. Notwithstanding the foregoing, however, or any other provision of this Agreement, any claim or action brought by an Indemnified Party under Section 8.2(a) or 8.3(a) for breach of any representation or warranty made in or pursuant to Section 2.1, 2.2, 2.3, 2.4, 3.1, 3.2, and 3.3 may be brought at any time.

(b) Covenants. No claim or action shall be brought under Section 8.2(b) or 8.3(b) for the failure by a party to perform any covenant or agreement under this Agreement or under any schedule, certificate or agreement furnished pursuant to this Agreement at any time after the expiration of the applicable statute of limitations.

Any claim not made within the foregoing relevant time period shall expire and be forever barred thereafter.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1 Subject Disputes and Agreement to Arbitrate.

The parties expressly and irrevocably agree that any and all claims, disputes, differences and other matters in question between the parties arising out of or relating to this Agreement, or otherwise relating to the performance of this Agreement, or any rights, property, transactions, obligations or issues pursuant to, arising out of or affected by the provisions hereof, or from the claimed breach hereof by the provisions hereof (“Subject Dispute”), shall (subject to Section 9.3 hereof) be exclusively and finally resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect with such arbitration to be conducted by one (1) arbitrator selected in accordance with such rules unless such parties are able to resolve such Subject Dispute between themselves. In rendering its decision, the arbitrator may provide for termination of this Agreement only to the extent that (i) such termination is expressly provided for in this Agreement and (ii) the prevailing party consents to such termination. A party shall notify the other parties of any Subject Dispute which it desires to submit to binding arbitration by delivering a written notice (“Notice of Dispute”) to the other parties, identifying the Subject Dispute with reasonable particularity, and making express reference to this Article 9.

Section 9.2 Venue to Arbitrate.

The place of arbitration in any proceedings initiated under this Article 9 shall be in Indianapolis, Indiana. This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law, and any award rendered by the arbitrator shall be final. Judgment may be entered upon any award rendered by the arbitrator in accordance with applicable law in any court having jurisdiction over the claim, dispute or other matter in question.

Section 9.3 Right to Seek Interim Relief.

Section 9.1 notwithstanding, each party shall have the right to seek interim relief in state or federal court in Marion County, Indiana, to enforce this Agreement and any of its provisions by temporary restraining order, preliminary injunction, specific performance or other interim relief, without bond and without prejudice to any other rights and remedies which such party has for a breach of this Agreement. The initiation of an action for temporary restraining orders, preliminary injunctions and/or other interim relief by any party pending final resolution of a Subject Dispute or Subject Disputes pursuant to this Article 9 shall not constitute a waiver by such party of its rights to require that Subject Disputes be resolved in accordance with Sections 9.1 and 9.2 hereof.

Section 9.4 Legal Fees and Costs.

The prevailing party in any arbitration or other legal proceeding between the parties concerning a Subject Dispute, including without limitation court proceedings brought for the purpose of obtaining interim relief and/or for the purpose of enforcing this agreement to arbitrate or to enforce any award made pursuant to arbitration hereunder, shall be entitled to recover the costs of the proceedings and its reasonable legal fees and expenses incurred in connection with all such proceedings. The arbitrator or court seized of any such proceeding shall determine which is the prevailing party and what is the reasonable amount of legal fees and other expenses for purposes hereof.

Section 9.5 WAIVER OF JURY TRIAL.

WITHOUT LIMITATION OR PREJUDICE TO THE PROVISIONS OF SECTION 9.1, 9.2 OR 9.3 HEREOF, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO REQUIRE A JURY IN ANY CIVIL SUIT BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT.

ARTICLE X

MISCELLANEOUS

Section 10.1 Fees and Expenses.

All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, it being agreed and understood that (i) each Signing Stockholder shall be responsible for its own legal fees and other expenses in connection with this Transaction, (ii) the Company shall be responsible for its own legal fees and other expenses (i.e. those charged by Ice Miller) in connection with this Transaction provided that such fees shall not exceed the budgeted amount in the Ice Miller Engagement Letter unless otherwise approved in writing by USHIFU and (iii) Purchaser and USHIFU shall be responsible for its own legal fees and other expenses in connection with this Transaction.

Section 10.2 Amendment and Modification.

This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by USHIFU, Purchaser and the affirmative vote of a Stockholder Majority expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the addresses (or at such other address for a party as shall be specified by like notice) that appear for such party on the signature pages hereto.

Section 10.4 Counterparts.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.5 Entire Agreement; No Third Party Beneficiaries.

This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer any rights or remedies upon any Person other than the parties hereto and thereto and the Indemnified Parties.

Section 10.6 Severability.

Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.7 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 10.8 Time of Essence.

Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.9 Extension; Waiver.

(a) At any time prior to the Closing Date, the Signing Stockholders may (upon the affirmative vote of a Stockholder Majority) (i) extend the time for the performance of any of the obligations or other acts of USHIFU or Purchaser, (ii) waive any inaccuracies in the representations and warranties of USHIFU or Purchaser contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance by USHIFU or Purchaser with any of the agreements or conditions contained in this Agreement.

(b) At any time prior to the Closing Date, USHIFU may (i) extend the time for the performance of any of the obligations or other acts of any Signing Stockholder, (ii) waive any inaccuracies in the representations and warranties of any Signing Stockholder contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance by any Signing Stockholder with any of the agreements or conditions contained in this Agreement.

(c) Any agreement on the part of USHIFU or a Stockholder Majority to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of USHIFU or a Stockholder Majority, as the case may be. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.10 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided, however, that Purchaser may assign any or all of its rights or interests in this Agreement and the Transaction Documents to (a) any successor to Purchaser after Closing, (b) one or more of Purchaser’s Affiliates, or (c) any lender to Purchaser or its Affiliates as security for obligations to such lender, in each case, without the prior consent of the Signing Stockholders; provided, however, that USHIFU shall remain liable with respect to the promissory notes delivered to Misonix and THS-I hereunder, and that nothing in this paragraph 10.10 shall alter, amend, supersede or modify, any of the specific assignment provisions contained in any of the Transaction Documents. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.11 Effective Date; Effect of Failure of All Stockholders to Sign.

This Agreement shall be effective and in full force and effect as of such time that USHIFU, Purchaser and all of the Major Stockholders have executed this Agreement. The failure of IURTC, PRF or Phillips to execute this Agreement shall not affect the validity and enforceability of this Agreement as it relates to USHIFU, Purchaser or any other Signing Stockholder, and therefore all of the other parties hereto may complete the transactions contemplated by this Agreement in accordance with its terms even if IURTC, PRF and/or Phillips elects not to execute this Agreement and not to participate in the Transaction. Any such party that does not sign this Agreement shall not be bound by the terms and conditions of this Agreement and shall not be afforded the benefits hereunder.

[Signature Pages to Follow.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

USHIFU:
USHIFU, LLC
By:	/s/ Stephen R. Puckett, Sr.
Name:	Stephen R. Puckett, Sr.
Title:	Chairman
Notice Address:
USHIFU, LLC 801 East Morehead Street Suite 201 Charlotte, NC 28202 Attn: Stephen R. Puckett Telephone: (704) 332-4308 Facsimile: (704) 906-1866
with a copy to:

Moore & Van Allen PLLC
Bank of America Corporate Center
100 N. Tryon Street
Suite 4700
Charlotte, North Carolina 28202-4003
Attn: Hal A. Levinson, Esq.
Telephone: (704) 331-1050
Facsimile: (704) 331-1159

Signature Page to Stock Purchase Agreement

PURCHASER:
FS ACQUISITION COMPANY
By:	/s/ Stephen R. Puckett, Jr.
Name:	Stephen R. Puckett, Jr.
Title:	President
Notice Address:
FS Acquisition Company c/o USHIFU, LLC 801 East Morehead Street Suite 201 Charlotte, NC 28202 Attn: Stephen R. Puckett, Jr. Telephone: (704) 332-4308 Facsimile: (704) 906-1866
with a copy to:

Moore & Van Allen PLLC
Bank of America Corporate Center
100 N. Tryon Street
Suite 4700
Charlotte, North Carolina 28202-4003
Attn: Hal A. Levinson, Esq.
Telephone: (704) 331-1050
Facsimile: (704) 331-1159

Signature Page to Stock Purchase Agreement

THS-I:
THS INTERNATIONAL, INC.
By:	/s/ Kazuo Takai
Name:	Kazuo Takai
Title:	Chief Financial Officer
Notice Address:

THS International, Inc.
c/o Mr. KazuoTakai
President
Takai Hospital Supply Co., Ltd.
THS International, Inc.
4-18-5 Yushima
4 Chome
Bunkyo-ku, Tokyo
Japan 113
Telephone: 011-813-3814-7761
Facsimile: 011-813-3814-9694

with a copy to:
Richard A. Eastman American Counselor at Law Akasaka Tokyu Building, Suite 7C 2-14-3 Nagatacho, Chiyoda-ku Tokyo 100-0014 Japan Telephone: 03 3539-5881 Facsimile: 03 3503-1033

Signature Page to Stock Purchase Agreement

MISONIX:
MISONIX, INC.
By:	/s/ Michael A. McManus, Jr.
Name:	Michael A. McManus, Jr.
Title:	President and Chief Executive Officer
Notice Address:
MISONIX, INC. 1938 New Highway Farmingdale, New York 11735 Attn: Michael A. McManus Telephone: (631) 694-9555 Facsimile: (631) 694-9412
with a copy to:
Siller Wilk LLP 675 Third Avenue New York, New York 10017 Attn: Joel I. Frank Telephone: (212) 421-2233 Facsimile: (212) 752-6380

Signature Page to Stock Purchase Agreement

PRF:
PURDUE RESEARCH FOUNDATION
By:
Name:
Title:
Notice Address:
Purdue Research Foundation

Attn:
Telephone:
Facsimile:

Signature Page to Stock Purchase Agreement

IURTC:
INDIANA UNIVERSITY RESEARCH AND TECHNOLOGY CORPORATION
By:
Name:
Title:

Notice Address:
Indiana University Research and Technology Corporation

Attn:
Telephone:
Facsimile:

Signature Page to Stock Purchase Agreement

SANGHVI:
/s/ Narendra T. Sanghvi
Narendra T. Sanghvi

Notice Address:

Narendra T. Sanghvi 818 Culpeper Court Indianapolis, Indiana 46227 Telephone: 317-882-0818 Facsimile: 317-882-0818

With a copy to:

A. Richard M. Blaiklock LEWIS WAGNER, LLP 501 Indiana Ave., Suite 200 Indianapolis, IN 46202 Telephone: 317-237-0500 Facsimile: 317-630-2790

Signature Page to Stock Purchase Agreement

PHILLIPS:

Michael H. Phillips

Notice Address:

Michael H. Phillips 9047 Pinecreek Way Indianapolis, IN 46256 Telephone: (317) 849-4202 Facsimile (notify prior to sending): (317) 876-4681

Signature Page to Stock Purchase Agreement

QUIGLEY:
/s/ David P. Quigley
David P. Quigley

Notice Address:

David P. Quigley THS International 14454 Plymouth Rock Drive Carmel, Indiana 46033 Telephone: (317) 730-7822 Facsimile: (317) 663-7757

Signature Page to Stock Purchase Agreement

List of Exhibits

Exhibit A	Form of Mutual Release
Exhibit B	Form of Company Notice
Exhibit C	Form of Co-Sale Notice
Exhibit D	Form of Promissory Note (THS)
Exhibit E	Form of Security Agreement (THS)
Exhibit F	Form of Promissory Note (Misonix)
Exhibit G	Form of Security Agreement (Misonix)
Exhibit H	Form of Intercreditor Agreement
Exhibit I	Form of Option Cancellation Agreement
Exhibit J	Form of Employment Agreement for Sanghvi
Exhibit K-1	Amendment to THS-I Amended and Restated Distributorship Agreement
Exhibit K-2	Amendment to THS-I Distributorship Agreement
Exhibit L	Third Amendment to THS-I License Agreement
Exhibit M	Amended and Restated Misonix Manufacturing Agreement
Exhibit N	Amendment to Misonix Distributorship Agreement
Exhibit O	License and Product Development Agreement (Breast)
Exhibit P	Amended and Restated License and Product Development Agreement (Kidney & Liver)
Exhibit Q	Most Recent Financial Statements